Exhibit 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
ENGlobal

                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


                     ENGLOBAL REPORTS SECOND QUARTER RESULTS
                       Outlines Positive Short-term Trends

HOUSTON, TX, August 7, 2009 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, announced today its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights Compared to Second Quarter 2008:
---------------------------------------------------------------

     o    Breakeven earnings per diluted share, a decrease from $0.24
     o Revenue of $79.9 million, a decrease of 41%, with $17.4 million of the decrease due to a reduced level of pass-through procurement revenue
     o Consolidated gross profit margin as a percentage of revenue of 8.8%, a decrease from 14.9%
     o Continued strong liquidity, with positive cash flow from operations of $5.7 million and $14.0 million for the three and six months ended June 30, 2009, respectively
     o    41% reduction in long-term debt for the six months ended June 30, 2009

ENGlobal reported second quarter net income of $50,000, or $0.00 earnings per diluted share, for the quarter ended June 30, 2009, a decrease from $0.24 earnings per diluted share for the quarter ended June 30, 2008, which represented record revenue and earnings for the Company. Second quarter 2009 revenue decreased to $79.9 million, 41% lower than the $136.0 million for the second quarter of fiscal year 2008. Of this decrease, $17.4 million or 31% of the decrease is attributable to lower pass-through procurement revenue in the Engineering segment, with the balance attributable to reduced demand for services. The following table illustrates the composition of the Company's revenue and results of operations for the three months ended June 30, 2009 and 2008, respectively:

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                                   Quarter Ended                                       Quarter Ended
                                   June 30, 2009                                       June 30, 2008
                 ------------------------------------------------    ------------------------------------------------
(Dollars in millions)
                                  % of       Gross     Operating                     % of        Gross     Operating
                   Total          Total      Profit      Profit        Total         Total       Profit      Profit
     Segment      Revenue        Revenue     Margin      Margin       Revenue       Revenue      Margin      Margin
                 ----------    ----------  ----------  ----------    ----------    ---------    ---------  ----------

   Engineering   $     33.5         41.9%      8.2%        3.3%      $     77.5        57.0%      16.5%       13.6%
  Construction         22.4         28.1%      8.0%        6.1%            35.7        26.2%      11.2%        9.1%
    Automation         15.6         19.5%      7.8%        1.8%            11.0         8.1%      12.3%        5.5%
          Land          8.4         10.5%     15.3%       11.0%            11.8         8.7%      18.3%       10.9%
                 ----------    ----------                            ----------    ---------
                 $     79.9        100.0%                            $    136.0       100.0%
                 ==========    ==========                            ==========    =========



                                    ~ more ~
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        654 N. Sam Houston Parkway E. * Suite 400 * Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Press Release
August 7, 2009
Page 2



The Company's consolidated gross profit margin as a percent of revenue decreased to 8.8% in the three months ended June 30, 2009 from 14.9% in the prior year period. The primary reasons for this decrease were: (1) a general reduction of project awards as many of our clients delayed or canceled scheduled domestic capital projects, (2) increased variable overhead costs, and (3) increased competition for available projects.

Management's Assessment:

Commenting on the results, ENGlobal's Chairman and Chief Executive Officer, William A. Coskey, P.E., said, "Our second quarter results reflect the decline in U.S. energy-related project spending, which has led to a contraction in our business, lower margins and a competitive pricing environment. We are encouraged that we are beginning to see signs of recovery in our business, based on significant increases in proposal activity and a recent improvement in billable hour trends. However, we expect the pace of any recovery will be gradual throughout the remainder of this year."

Mr. Coskey, continued, "We are positioning ENGlobal to navigate the current environment by: (1) reducing costs, (2) focusing on existing and valued long-term client relationships, and (3) expanding our business development efforts into new and active markets. In addition, we have reinitiated our strategic acquisition program, as represented by our announcement this morning. The program is designed to expand our business base with accretive acquisitions that will provide our clients with added services."

ENGlobal's employee count was steady at approximately 2,200 for the quarter ended June 30, 2009. The Company averaged 147,000 billable hours per two-week period during the second quarter 2009, a 37% decrease when compared to 235,000 billable hours in the same period in 2008. The second quarter 2009 average represents a 14% decrease over 171,000 billable hours in the first quarter 2009. The Company's overall utilization percentage, inclusive of overhead personnel, was approximately 86% for the second quarter 2009, compared with approximately 92% for the comparable period of 2008. Short-term trends for these metrics are positive. Since the end of the second quarter, billable hours and utilization rates have trended upward.

Overall SG&A expenses decreased $1.9 million, or 21.8%, to $6.8 million for the three months ended June 30, 2009, from $8.7 million for the comparable prior-year period. The second quarter 2009 SG&A represents a decrease of 4% compared to $7.1 million in the first quarter 2009. As a percentage of revenue, SG&A expense increased 2.1 percentage points to 8.5% for the three months ended June 30, 2009, from 6.4% for the comparable period in 2008.

Regarding the Company's collections performance on accounts receivable, balances continue to improve. The days sales outstanding decreased to 69 days at June 30, 2009, from 72 days at March 31, 2009, but increased from 64 days for the twelve-month period ended December 31, 2008 and 61 days for the three-month period ended June 30, 2008. Bad debt expense was approximately (0.1%) and 1.0% of revenue for the quarters ended June 30, 2009 and 2008, respectively.

Long-term debt and capital leases, net of current portion, decreased 40.6%, or $9.7 million, from $23.9 million at December 31, 2008 to $14.2 million at June 30, 2009. As a percentage of stockholders' equity, long-term debt decreased to 18.0% from 31.1% at these dates. The decrease in long-term debt primarily

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ENGlobal Press Release
August 7, 2009
Page 3



relates to a $9.3 million pay down on our line of credit. Cash on hand at June 30, 2009 totaled $0.8 million and availability under the credit facility totaled $36.7 million, resulting in cash and previously arranged borrowing capacity to meet additional liquidity needs of $37.5 million. At June 30, 2009, the amount outstanding on the Company's line of credit was $13.2 million compared to $25.5 million at June 30, 2008.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 407-8031 (Domestic) or (201) 689-8031 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2009 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Friday, August 21, 2009. The replay can be accessed by dialing (877) 660-6853 (Domestic) or (201) 612-7415 (International), Account #286, Conference ID #329867. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2009 will be filed with the Securities and Exchange Commission on August 10, 2009 reflecting these results.

About ENGlobal
--------------
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally. The Company has over 2,200 employees in 19 offices and occupies about 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
The statements above regarding the Company's expectations regarding third quarter financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of changes in the price of oil; (7) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (8) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (9) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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ENGlobal Press Release
August 7, 2009
Page 4



                                   FINANCIAL HIGHLIGHTS
                                   --------------------
                           (in thousands, except per basic data)


                                                Quarter Ended            Six Months Ended
                                                   June 30                    June 30
                                            ----------------------    ----------------------
                                              2009         2008         2009         2008
                                            ---------    ---------    ---------    ---------

Operating Revenue                           $  79,879    $ 136,011    $ 173,368    $ 234,177
         Direct cost                           72,832      115,710      155,837      199,530
                                            ---------    ---------    ---------    ---------
Gross Profit                                    7,047       20,301       17,531       34,647

      Selling, general and administrative       6,751        8,701       13,858       15,927
                                            ---------    ---------    ---------    ---------
Operating Income                                  296       11,600        3,673       18,720

Other Income (Expense):
      Other income                               (113)          59          151           85
      Interest income (expense), net             (120)        (413)        (331)        (896)
                                            ---------    ---------    ---------    ---------
Income before Provision for Income Taxes           63       11,246        3,493       17,909

Provision for Income Taxes                         13        4,544        1,430        7,204
                                            ---------    ---------    ---------    ---------

Net Income                                  $      50    $   6,702    $   2,063    $  10,705
                                            =========    =========    =========    =========

Net Income Per Common Share:
      Basic                                 $    0.00    $    0.25    $    0.08    $    0.40
      Diluted                               $    0.00    $    0.24    $    0.07    $    0.39

Weighted Average Shares Used in
Computing Net Income Per Share:

      Basic                                    27,298       27,096       27,297       27,078
      Diluted                                  27,585       27,641       27,542       27,576

   Selected Balance Sheet Information (in thousands):            As of
                                                     ------------------------------
                                                     Jun. 30, 2009    Dec. 31, 2008
                                                     -------------    -------------

          Cash                                          $    849        $  1,000
          Working capital                                 50,904          58,586
          Property and equipment, net                      6,914           5,744
          Total assets                                   124,181         152,705
          Long-term debt, net of current portion          14,196          23,857
          Stockholders' equity                            79,117          76,766


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